Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of BG Staffing, Inc., of our report dated March 6, 2017, relating to the consolidated financial statements of BG Staffing, Inc. included in the Company's Annual Report on Form 10-K for the year ended December 25, 2016.

/s/ Whitley Penn LLP

Dallas, Texas

June 20, 2017